Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-212431) of Government Properties Income Trust, the Registration Statement (Form S-8 No. 333-191094) pertaining to the 2009 Incentive Share Award Plan of Government Properties Income Trust and the Registration Statement (Form S-4 No. 333-227616) and the related Prospectus of Government Properties Income Trust, of our report dated February 26, 2018 (except Notes 13, 15 and 16, as to which the date is November 5, 2018), with respect to the consolidated financial statements and schedule of Government Properties Income Trust and our report dated February 26, 2018, with respect to the effectiveness of internal control over reporting of Government Properties Income Trust, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 5, 2018